EXHIBIT 5.1

POWELL GOLDSTEIN LLP

ONE ATLANTIC CENTER

1201 WEST PEACHTREE ST., NW, 14TH FLOOR

ATLANTA, GEORGIA 30309

(404) 572-6600

March 8, 2005

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31208

Re:	Registration of 560,836 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Security Bank Corporation (the “Company”), a Georgia corporation, in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form S-4 (the “Registration Statement”), of 560,836 shares (the “Shares”) of common stock, $1.00 par value, of the Company.

In this capacity, we have examined (1) the Registration Statement, as amended, in the form filed by the Company with the Securities and Exchange Commission; (2) originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares; and (3) such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, which is a part of the Registration Statement.

Security Bank Corporation

March 8, 2005

Very truly yours,

/s/ POWELL GOLDSTEIN LLP